UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934
(Amendment No.     )*

(Original Filing)(1)

Ameristar Casinos, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

011593313

(CUSIP Number)

April 16, 2008

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	Names of Reporting Persons Sirios Capital Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 102,370

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 102,370

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 102,370 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0.18%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Sirios Capital Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 548,300

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 548,300

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 548,300 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0.96%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Sirios/QP Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 992,670

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 992,670

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 992,670 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 1.74%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Sirios Overseas Fund, Ltd.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,223,406

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,223,406

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,223,406 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 2.14%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Sirios Focus Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 218,350

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 218,350

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 218,350 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0.38%

12.	Type of Reporting Person (See Instructions) PN

1.	Names of Reporting Persons Vitruvius SICAV

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Luxembourg

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 124,030

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 124,030

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 124,030 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 0.22%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons Sirios Capital Management, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,209,126

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,209,126

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,209,126 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 5.61%

12.	Type of Reporting Person (See Instructions) IA, PN

1.	Names of Reporting Persons Sirios Associates, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,209,126

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,209,126

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,209,126 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 5.61%

12.	Type of Reporting Person (See Instructions) OO

1.	Names of Reporting Persons John F. Brennan, Jr.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,209,126

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,209,126

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,209,126 shares

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐ Not Applicable

11.	Percent of Class Represented by Amount in Row (9) 5.61%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer The name of the issuer is Ameristar Casinos, Inc. (the “Company”).
	(b)	Address of Issuer’s Principal Executive Offices The Company’s principal executive offices are located at 3773 Howard Hughes Parkway, Suite 490 South, Las Vegas, Nevada 89169.

Item 2.
(a)

Name of Person Filing
This statement is filed by:

(i)         Sirios Capital Partners, L.P., a Delaware limited partnership (“SCP I”), with respect to the shares of Common Stock directly owned by it;

(ii)        Sirios Capital Partners II, L.P., a Delaware limited partnership (“SCP II”), with respect to the shares of Common Stock directly owned by it;

(iii)       Sirios/QP Partners, L.P., a Cayman Islands exempted limited partnership (“SQP”), with respect to the shares of Common Stock directly owned by it;

(iv)       Sirios Overseas Fund, Ltd., a Cayman Islands company (“SOF”), with respect to the shares of Common Stock directly owned by it;

(v)        Sirios Focus Partners, L.P., a Cayman Islands exempted limited partnership (“SFP”), with respect to the shares of Common Stock directly owned by it;

(vi)       Vitruvius SICAV, a Société d’Investissement à Capital Variable organized under the laws of Luxembourg (“VS”), with respect to the shares of Common Stock directly owned by it;

(vii)      Sirios Capital Management, L.P., a Delaware limited partnership (“SCM”), which serves as investment manager to SCP I, SCP II, SQP, SOF, SFP and VS, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP, SOF, SFP and VS;

(viii)   Sirios Associates, L.L.C., a Delaware limited liability company (“SA”), which is the general partner of SCM, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP, SOF, SFP and VS; and

(ix)      John F. Brennan, Jr., the sole managing member of SA, with respect to the shares of Common Stock directly owned by SCP I, SCP II, SQP, SOF, SFP and VS.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)

Address of Principal Business Office or, if none, Residence

The address of the business office of SCP I, SCP II, SCM, SA and Mr. Brennan is One International Place, Boston, Massachusetts 02110-2649.  The address of the registered office of SQP, SOF and SFP is c/o Goldman Sachs Administrative Services, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, PO Box 896, KY1•1103, Cayman Islands.  The address of the registered office of VS is 11 rue Aldringen, L-1118 Luxembourg.

(c)

Citizenship

SCP I, SCP II and SCM are limited partnerships organized under the laws of the State of Delaware.  SQP and SFP are exempted limited partnerships organized under the laws of the Cayman Islands.  SOF is a company organized under the laws of the Cayman Islands.  VS is a “Société d’Investissement à Capital Variable” organized under the laws of Luxembourg.  SA is a limited liability company organized under the laws of the State of Delaware.  Mr. Brennan is a United States citizen.

	(d)	Title of Class of Securities Common Stock, par value $0.01 per share.
	(e)	CUSIP Number CUSIP No. 011593313

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

As of April 16, 2008, the Reporting Persons may be deemed to beneficially own 5.61% of the outstanding shares of Common Stock of the Company.  The percentages used herein are calculated based upon the 57,189,255 shares of Common Stock issued and outstanding as of February 15, 2008, as reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2007.

(a)

Amount beneficially owned:

A.      Sirios Capital Partners, L.P.:   102,370

B.      Sirios Capital Partners II, L.P.:   548,300

C.      Sirios/QP Partners, L.P.:    992,670

D.      Sirios Overseas Fund, Ltd.:   1,223,406

E.      Sirios Focus Partners, L.P.:   218,350

F.      Vitruvius SICAV:  124,030

G.      Sirios Capital Management, L.P.:   3,209,126

H.     Sirios Associates, L.L.C.:   3,209,126

I.    John F. Brennan, Jr.:   3,209,126

(b)

Percent of class:

A.      Sirios Capital Partners, L.P.:   0.18%

B.      Sirios Capital Partners II, L.P.:   0.96%

C.      Sirios/QP Partners, L.P.:   1.74%

D.      Sirios Overseas Fund, Ltd.:   2.14%

E.      Sirios Focus Partners, L.P.:   0.38%

F.      Vitruvius SICAV:   0.22%

G.      Sirios Capital Management, L.P.:   5.61%

H.     Sirios Associates, L.L.C.:   5.61%

I.     John F. Brennan, Jr.:   5.61%

(c) Number of shares as to which the person has:
(i)

Sole power to vote or to direct the vote

A.      Sirios Capital Partners, L.P.:   -0-

B.      Sirios Capital Partners II, L.P.:   -0-

C.      Sirios/QP Partners, L.P.:   -0-

D.      Sirios Overseas Fund, Ltd.:   -0-

E.      Sirios Focus Partners, L.P.:   -0-

F.      Vitruvius SICAV:    -0-

G.      Sirios Capital Management, L.P.:   -0-

H.     Sirios Associates, L.L.C.:   -0-

I.     John F. Brennan, Jr.:   -0-

(ii)

Shared power to vote or to direct the vote

A.      Sirios Capital Partners, L.P.:   102,370

B.      Sirios Capital Partners II, L.P.:   548,300

C.      Sirios/QP Partners, L.P.:    992,670

D.      Sirios Overseas Fund, Ltd.:   1,223,406

E.      Sirios Focus Partners, L.P.:   218,350

F.      Vitruvius SICAV:  124,030

G.      Sirios Capital Management, L.P.:   3,209,126

H.     Sirios Associates, L.L.C.:   3,209,126

I.     John F. Brennan, Jr.:   3,209,126

(iii)

Sole power to dispose or to direct the disposition of

A.     Sirios Capital Partners, L.P.:   -0-

B.      Sirios Capital Partners II, L.P.:   -0-

C.      Sirios/QP Partners, L.P.:   -0-

D.      Sirios Overseas Fund, Ltd.:   -0-

E.      Sirios Focus Partners, L.P.:  -0-

F.      Vitruvius SICAV:    -0-

G.      Sirios Capital Management, L.P.:   -0-

H.     Sirios Associates, L.L.C.:   -0-

I.     John F. Brennan, Jr.:   -0-

(iv)

Shared power to dispose or to direct the disposition of

A.      Sirios Capital Partners, L.P.:   102,370

B.      Sirios Capital Partners II, L.P.:   548,300

C.      Sirios/QP Partners, L.P.:    992,670

D.      Sirios Overseas Fund, Ltd.:   1,223,406

E.      Sirios Focus Partners, L.P.:   218,350

F.      Vitruvius SICAV:  124,030

G.      Sirios Capital Management, L.P.:   3,209,126

H.     Sirios Associates, L.L.C.:   3,209,126

I.     John F. Brennan, Jr.:   3,209,126

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification

Each of the Reporting Persons hereby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

EXECUTED as a sealed instrument this 18th day of April, 2008.

/s/ John F. Brennan, Jr.

John F. Brennan, Jr., individually, and as sole managing
member of Sirios Associates, L.L.C., the general partner of
Sirios Capital Management, L.P., the investment manager of
Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd., Sirios
Focus Partners, L.P. and Vitruvius SICAV.